EXHIBIT 99.1

NEWS RELEASE	2621 West 15th Place Chicago, IL 60608 For additional information: Terence R. Rogers VP Finance and Treasurer 773.788.3720

RYERSON TULL REPORTS THIRD QUARTER 2003 RESULTS

Chicago, Illinois— October 23, 2003—Ryerson Tull, Inc. (NYSE: RT) today reported a net loss of $3.2 million, or $0.13 per share, for the third quarter of 2003. This compares with net income of $2.6 million, or $0.10 per share, in the third quarter of 2002, and a net loss of $4.1 million, or $0.17 per share, in the second quarter of 2003.

“While sales expanded and we cut expenses in the third-quarter, gross profit margins declined under the pressure of a competitive marketplace,” said Neil S. Novich, Chairman, President, and CEO of Ryerson Tull. “On a strategic level, we completed a number of initiatives that will enhance our short- and long-term competitive position, including the Collado Ryerson joint venture and the first phase of our growth program. Additional cost cutting actions, improvement of the funded position of our pension fund, plans to enhance our information technology capabilities and productivity, and putting the Ispat contingency behind us also strengthen the organization.”

Third-Quarter Performance

Third quarter 2003 results included:

•	A pretax charge of $898,000, or $0.02 per share, for restructuring activities, including the consolidation or reorganization of several service centers.

Third quarter 2002 results included:

•	A pretax gain of $10.9 million, or $0.27 per share, on the sale of real estate;
•	A pretax restructuring charge of $708,000, or $0.02 per share, for plant closure costs; and
•	Pretax operating expenses of $3.2 million, or $0.08 per share, associated with implementing the consolidation of two of the company’s Chicago service centers.

Third quarter 2003 sales increased 3.4 percent from the third quarter of 2002, on a 0.9 percent increase in tons shipped per day and a 2.4 percent increase in the average selling price per ton. On a sequential basis, third quarter 2003 sales increased

October 23, 2003

1.7 percent from the second quarter of 2003, as a 3.7 percent increase in tons shipped per day was partially offset by a 1.8 percent decrease in the average selling price per ton.

Gross profit per ton of $166 in the third quarter of 2003 decreased from $171 in the year-ago period and $173 in the second quarter of 2003.

Third quarter 2003 expenses (defined as operating expenses plus depreciation) per ton declined to $167, compared to $174 in the year-ago period and the second quarter of 2003, as a result of expense control and higher volume.

Restructuring Activity

“We have continued to identify and capture ways to improve efficiency and cut costs,” stated Novich. In the third quarter, the company took actions to improve productivity and asset utilization at its service centers by consolidating operations or sales and administrative services at locations in the East, Mountain region, and Pacific Northwest. As a result, Ryerson Tull took a third-quarter restructuring charge of $898,000. Additionally, there were accelerated depreciation charges of $614,000, associated with the plant rationalization.

Collado Joint Venture

“Our joint venture with G. Collado S.A. de C.V. provides our customers with the flexibility to take advantage of the benefits Mexico offers many U.S. manufacturers,” said Novich. In September, Ryerson Tull made an equity investment of $3.4 million to form the joint venture—Collado Ryerson. The ISO-9002 certified Collado Ryerson is the largest plate processing and fabrication facility in Mexico. “This high tech facility—located just across the border in Mexico—provides cross-border flexibility and world-class quality.”

Ispat Contingencies

“We were also pleased to resolve the $90 million Ispat indemnification,” said Novich. On September 15, 2003, Ryerson Tull settled all environmental and other indemnification claims related to the 1998 sale of Inland Steel Company to Ispat

October 23, 2003

International N.V. Under the settlement, Ryerson Tull paid $21 million to the Ispat Inland Pension Plan—an amount covered by a previously established reserve. That payment immediately reduced Ryerson Tull’s $50 million letter of credit/guaranty to the PBGC supporting the Ispat Inland Pension Plan. The settlement also provides that Ryerson Tull’s remaining $29 million letter of credit will continue to be reduced, on a dollar for dollar basis, as Ispat makes monthly payments to its pension plan during 2004. “Our strong commercial relationship with Ispat Inland will continue.”

Pension Funding

During the third quarter of 2003, Ryerson Tull made a voluntary contribution to its pension fund of $56 million, as disclosed in the second-quarter release. “This contribution improves our funded status and makes any required funding unlikely in 2004 and 2005,” added Novich.

Systems Upgrade

In order to reduce operating costs, streamline its business processes, and upgrade its systems capabilities, Ryerson Tull plans to consolidate its four operating platforms into one integrated platform. Following extensive research into various software and hardware options over the past two years, the company entered into agreements with SAP America, Inc. and Perot Systems Solutions Consulting in the third quarter. To minimize risks, the company will test and implement the system in a phased process, from late 2004 through 2006. Total capital expenditures and implementation expenses for this project are estimated at approximately $30 million.

“Based on the direct cost savings alone, this project carries a substantially positive internal rate of return,” stated Novich. “Moreover, it will significantly enhance our customer service capabilities.”

Growth Initiative

“In addition to the other initiatives announced or completed in the third quarter, we concluded the initial rollout of our growth program in September,” continued Novich. “We are encouraged by the early results and have added new customers and

October 23, 2003

reactivated former ones as a result of our marketing activities.”

Financial Condition

“We entered the third quarter with strong liquidity, enabling us to make a planned $56 million pension contribution, complete the $21 million settlement with Ispat Inland, and finance changes in working capital, while ending the quarter with sufficient liquidity and a solid balance sheet,” commented Novich. As of the end of the third quarter of 2003, the company had debt of $302.4 million, a debt-to-capital ratio of 43 percent, and approximately $105 million available under its credit facility.

Outlook

“We expect to generate many, long-term advantages from our strategic initiatives,” concluded Novich. “On a near-term basis, we are evaluating additional cost cutting actions that, if taken, could result in a restructuring charge of $3 million to $7 million in the fourth quarter. And while we are starting to see a more constructive tone, in terms of end market demand, the fourth quarter is the slowest of the year.” Fourth-quarter tonnage typically trails the third quarter, on a daily shipment basis, and there are four fewer shipping days in the quarter.

Note: Ryerson Tull will conduct a conference call to discuss third-quarter results on Friday, October 24, 2003, at 9:00 a.m. Eastern time. The call will be simulcast on the company’s Web site, www.ryersontull.com.

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Ryerson Tull, Inc. is North America’s leading distributor and processor of metals, with 2002 revenues of $2.1 billion. The company services customers through a network of service centers across the United States and in Canada, Mexico, and India.

Business Risks: This press release contains statements that are not historical facts and are forward-looking statements. The forward-looking statements (generally identified by words or phrases indicating a projection or future expectations, such as “anticipates”, “is planning to”, “estimates”, “expects”, or “believes”) are based on the company’s current expectations, estimates, assumptions, forecasts, and projections about the general economy, industry, and company performance. These statements are not guarantees of

October 23, 2003

future performance and involve certain risks, uncertainties, and assumptions that could result in actual outcomes or results being materially different from those expressed or forecast. Representative factors that may affect the company’s performance include the general economy and business conditions relating to metals-consuming industries; sales volumes; pricing pressures; cost of purchased materials; ability to maintain or increase market share and gross margins; inventory management; market competition; the company’s ability to maintain or lower its cost structure; industry and customer consolidation; customer and supplier insolvencies; labor relations; and timing and costs of completing planned restructurings, reorganizations, and consolidations of facilities.

RYERSON TULL, INC. AND SUBSIDIARY COMPANIES

Selected Income and Balance Sheet Data—Unaudited

(Dollars and Shares in Thousands except Per Share and Per Ton Data)

	2003		2002	First Nine Months Ended September 30
	Third Quarter	Second Quarter	Third Quarter
				2003	2002
NET SALES	$551,437	$542,427	$533,271	$1,641,935	$1,598,534
Cost of materials sold	443,592	434,426	423,781	1,312,401	1,269,541

Gross profit	107,845	108,001	109,490	329,534	328,993

Operating expenses	101,805	102,653	105,188	306,474	312,418
Depreciation	6,316	5,851	6,518	17,842	19,730
Adjustment to the gain on sale of Inland Engineered Materials Corp.	—	—	—	—	8,500
Restructuring and plant closure costs	898	1,542	708	2,440	2,706
Gain on sale of assets	—	—	(10,904)	—	(10,904)

OPERATING PROFIT (LOSS)	(1,174)	(2,045)	7,980	2,778	(3,457)

Other revenue and expense, net	46	46	(461)	120	(1,626)
Shares received on demutualization of insurance company	—	—	—	—	5,103
Interest and other expense on debt	(4,201)	(4,798)	(3,084)	(13,973)	(9,314)

INCOME (LOSS) BEFORE INCOME TAXES	(5,329)	(6,797)	4,435	(11,075)	(9,294)

Provision (benefit) for income taxes	(2,153)	(2,701)	1,829	(4,452)	(2,576)

INCOME (LOSS) FROM CONTINUING OPERATIONS	(3,176)	(4,096)	2,606	(6,623)	(6,718)

Discontinued operations (net of tax):
Adjustment to the gain on sale of the Inland Steel Company	—	—	—	—	(1,737)

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	(3,176)	(4,096)	2,606	(6,623)	(8,455)

Cumulative effect of change in accounting principle	—	—	—	—	(82,178)

NET INCOME (LOSS)	$(3,176)	$(4,096)	$2,606	$(6,623)	$(90,633)

INCOME (LOSS) PER SHARE OF COMMON STOCK

Basic and Diluted:
Income (loss) from continuing operations	$(0.13)	$(0.17)	$0.10	$(0.27)	$(0.28)
Inland Steel Company—adjustment to gain on sale	—	—	—	—	(0.07)
Cumulative effect of change in accounting principle	—	—	—	—	(3.31)

Net income (loss)	$(0.13)	$(0.17)	$0.10	$(0.27)	$(3.66)

Dividends on preferred stock	$48	$48	$48	$144	$144

Net income (loss) applicable to common stock	$(3,224)	$(4,144)	$2,558	$(6,767)	$(90,777)

Average shares of common stock—diluted	24,828	24,815	24,866	24,819	24,808

Supplemental Data:
Tons shipped (000)	648	625	642	1,917	2,001

Average selling price/ton	$851	$867	$831	$857	$799

Gross profit/ton	$166	$173	$171	$172	$164
Expenses/ton (1)	167	174	174	169	166
Adjustment to the gain on sale of Inland Engineered Materials Corp./ton	—	—	—	—	4
Restructuring and plant closure costs/ton	1	2	1	1	1
Gain on sale of assets/ton	—	—	(17)	—	(5)
Operating profit (loss)/ton	(2)	(3)	13	2	(2)

(1) Defined as operating expenses and depreciation, divided by tons shipped. (Dollars in Millions)
	9/30/03	12/31/02
Cash and cash equivalents	$17.6	$12.6
Accounts receivable	276.8	228.5
Current value of inventory	476.1	492.7
Inventory at LIFO value	430.9	453.6
Net property, plant and equipment	222.0	233.0

Accounts payable	132.9	112.2
Long-term debt	302.4	220.4
Stockholders’ equity	398.7	405.6